Exhibit 99.1

For Immediate Release

Cushman & Wakefield Makes Strategic Investment of $150 Million in WeWork

Investment follows creation of exclusive strategic partnership to create new offerings for real estate owners and occupiers

CHICAGO, October 29, 2021 – Cushman & Wakefield (NYSE: CWK), a leading global real estate services firm (the “Company”), today announced the firm made a strategic investment of $150 million on October 20 in WeWork (NYSE: WE), one of the leading global flexible space providers. As part of its strategic investment, Cushman & Wakefield’s Chief Investment Officer & EVP of Strategic Planning, Nathaniel Robinson, will serve as an Observer to WeWork’s Board of Directors.

The two companies recently announced an exclusive strategic partnership intended to provide clients with best-in-class office operations by combining WeWork’s proprietary hospitality and technology-enabled services with Cushman & Wakefield’s industry leading asset and facilities management services. In the time since that announcement, the firms have reported a positive reception from major institutional real estate owners and Fortune 500 occupiers, leading to early pilot program opportunities.

The partnership will also help grow WeWork’s new landlord and tenant-focused offerings through two initiatives. The first initiative will focus on helping building owners and corporate occupiers improve the daily user experience through use of WeWork’s proprietary software that will integrate traditional building features like access control and reservation systems with onsite hospitality and amenity programming. The same technology will also provide access to critical asset usage data, guiding capital investments to support leasing, tenant or employee retention, operational efficiency, ESG/energy goals and, ultimately, return on investment.

The second initiative will allow owners to create new revenue streams by operating flexible workspace centers within their portfolio. Over time, as those tenants grow out of the flex space, Cushman & Wakefield’s leasing and project management teams will be able to convert tenants into more traditional office space, within the same building.

Corporate occupiers have also been very focused on managing the employee experience as workers return to the office. While Cushman & Wakefield has served the tech industry for years, where facilities management has regularly been positioned as a critical link to managing employee engagement, the new partnership with WeWork now creates similar opportunities with Fortune 500 occupiers across all sectors.

MEDIA CONTACTS

Cushman & Wakefield: Aixa Velez aixa.velez@cushwake.com

“WeWork is recognized as an innovator in our industry because they have demonstrated their ability to build a tenant experience that people are drawn to, and they’ve been a pioneer in using technology to efficiently manage that experience and the office space around it,” said Brett White, Executive Chairman & CEO of Cushman & Wakefield. “Through this partnership, Cushman & Wakefield will scale WeWork’s technology offerings around tenant experience beyond their own branded spaces into the rest of the office market, giving our clients access to leading data and insights that drive optimal workplace experience and return on investment.”

“More than ever, property owners are looking for a competitive advantage to drive tenant demand for their offices. Meanwhile, today’s office worker has elevated expectations for a workplace experience that is convenient and customizable, while allowing them to build community with other workers. Even in the early days of this partnership, we’re seeing many opportunities to scale the ‘WeWork experience’ much like we scale our traditional building management services,” said Marla Maloney, President of Asset Services at Cushman & Wakefield.

“Cushman & Wakefield is our strategic partner as we expand our ability to provide tenants and landlords with the technology and hospitality expertise to power flexible space solutions within their own portfolios. As flexibility has become a priority for real estate decision makers around the world, we are excited to bring the WeWork product to Cushman & Wakefield’s extensive network,” said Sandeep Mathrani, CEO of WeWork.

About Cushman & Wakefield

Cushman & Wakefield (NYSE: CWK) is a leading global real estate services firm that delivers exceptional value for real estate occupiers and owners. Cushman & Wakefield is among the largest real estate services firms with approximately 50,000 employees in over 400 offices and 60 countries. In 2020, the firm had revenue of $7.8 billion across core services of property, facilities and project management, leasing, capital markets, valuation and other services. To learn more, visit www.cushmanwakefield.com or follow @CushWake on Twitter.

Cautionary Note Regarding Forward-Looking Statements

This release may contain forward-looking statements that reflect the Company’s current views with respect to, among other things, future events, results and financial performance, which are intended to be covered by the safe harbor provisions for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts, and you can often identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “target,” “projects,” “forecasts,” “shall,” “contemplates” or the negative version of those words or other comparable words. Any forward-looking statements contained in this release are based upon the Company’s historical performance and on its current plans, estimates and expectations in light of information currently available to us. The inclusion of this forward-looking information should not be regarded as a representation by us, that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions that could cause actual results to differ materially from those anticipated, including, but not limited to, the effects of the strategic investment on the Company’s operations, financial results, financial condition, business, prospects, growth strategy and liquidity. Additional factors that could cause results to differ materially from those described above can be found in the Company’s Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update or review any forward-looking statement except as required by law, whether as a result of new information, future developments or otherwise.

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